EXHIBIT 99.1

Anaren Reports 1st Quarter Results

SYRACUSE, N.Y., Oct. 29, 2009 (GLOBE NEWSWIRE) -- Anaren, Inc. (Nasdaq:ANEN) today reported net sales for the fiscal 2010 first quarter ended September 30, 2009 of $40.3 million, up 5.8% from $38.1 million for the first quarter of last year. Net sales for the first quarter of fiscal 2010 included $12.8 million of sales from M.S. Kennedy Corp. and Unicircuit, Inc., compared to $4.8 million from these two acquisitions in the first quarter of fiscal 2009.

GAAP (U.S. generally accepted accounting principles) net income for the first quarter of fiscal 2010 was $2.9 million, or $0.19 per diluted share, compared to $1.3 million, or $0.09 per diluted share for the first quarter of last year.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation and acquisition related intangible amortization, was $0.24 for the first quarter of fiscal 2010 compared to non-GAAP earnings per share of $0.21 for the first quarter of fiscal 2009.

GAAP operating income for the first quarter of fiscal 2010 was $4.2 million, or 10.4% of net sales, up 119% from $1.9 million, or 5.1% of net sales for the first quarter of last year. Non-GAAP operating income for the first quarter of fiscal 2010, excluding non-cash equity based compensation and acquisition related intangible amortization was $5.2 million, or 12.9% of net sales up 20.6% from $4.3 million, or 11.3% of net sales for the first quarter of fiscal 2009.

Income taxes for the first quarter of fiscal 2010 were $1.3 million, representing an effective tax rate of 31.3%. This compares to income tax expense of $0.7 million for the first quarter of fiscal 2009, representing an effective tax rate of 35.0%. The decrease in the effective tax rate for the quarter is a result of the Federal Research and Experimentation Credit not being in effect during the first quarter of fiscal year 2009, as it had expired and was not reinstated until December, 2008. The projected effective tax rate for fiscal 2010 is expected to be approximately 32.0%.

Lawrence A. Sala, Anaren's President and CEO said, "The first quarter growth in Space & Defense Group net sales included the initial production of a number of new programs and offset continued weakness in Wireless Group net sales. We were pleased to be able to maintain strong operating profits in the first quarter given the soft Wireless infrastructure market and are benefiting from our improved operating efficiency."

During the first quarter of fiscal 2010, the Company generated $5.6 million in operating cash flow compared to $5.0 million in the same period in fiscal 2009. Additionally, during the current quarter the Company repurchased approximately 29,000 shares of its common stock for a total of $ 0.5 million, expended $1.2 million for capital additions and used $9.8 million to make the required July payment on its revolving line of credit. Cash, cash equivalents and marketable debt securities at September 30, 2009 were $61.9 million, down $2.9 million from $64.8 million at June 30, 2009 as a result of the debt repayment.

Wireless Group

Wireless Group net sales for the quarter were $14.4 million, down 27% from the first quarter of fiscal 2009 and down 5% from 4th quarter fiscal 2009 levels. Weaker demand for both custom and standard component infrastructure products continued throughout the quarter and was partially offset by a 54% increase in shipments in consumer component products compared to fourth quarter 2009 levels. The growth in consumer component sales was driven by the increased demand for satellite television and cellular telephone applications.

Customers that generated greater than 10% of Wireless Group net sales for the quarter were Nokia, Huawei, E.G. Components and Richardson

Space & Defense Group

Space & Defense Group net sales for the quarter were $25.9 million, up 41% from the first quarter of fiscal 2009 and included $12.8 million of net sales from M.S. Kennedy Corp and Unicircuit, Inc., compared to $4.8 million for these two acquisitions in the first quarter of last year.

During the quarter, several programs successfully transitioned from low rate to volume production. These programs are anticipated to drive increased net sales for the Group in the second quarter.

New orders for the quarter totaled $25.2 million and included contracts for components and assemblies for use in satellite, radar, counter IED and airborne jamming applications. Space & Defense Group order backlog at September 30, 2009 was $85.7 million and included approximately $24.8 million from M.S. Kennedy and Unicircuit.

Customers that generated greater than 10% of Space & Defense Group net sales for the quarter were Lockheed Martin, Raytheon and Northrop Grumman.

Non-GAAP Financial Measures

In addition to presenting financial results calculated in accordance with GAAP, Anaren's earnings release contains non-GAAP financial measures including: non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These non-GAAP measures are each adjusted from GAAP results to exclude certain non-cash items including equity based compensation and acquisition related inventory step-up and intangible amortization.

The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

Outlook

For the second quarter of fiscal 2010, we anticipate a decline in sales for the Wireless Group and increased sales for the Space & Defense Group from our just completed first quarter. As a result, we expect net sales to be in the range of $40 million to $44 million. We expect GAAP net earnings per diluted share to be in the range of $0.18 - $0.22, using an anticipated tax rate of approximately 32.0% and inclusive of approximately $0.05 - $0.06 per share related to expected equity based compensation expense and acquisition related amortization of acquired intangibles. Non-GAAP net earnings per diluted share are expected to be in the range of $0.23 - $0.27 for the second quarter.

Forward-Looking Statements

The statements contained in this news release which are not historical information are "forward-looking statements." These, and other forward-looking statements, are subject to business and economic risks and uncertainties that could cause actual results to differ materially from those discussed. The risks and uncertainties described below are not the only risks and uncertainties facing our Company. Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business operations. If any of the following risks actually occur, our business could be adversely affected, and the trading price of our common stock could decline, and you may lose all or part of your investment.

These known risks and uncertainties include, but are not limited to: the Company's ability to continue to successfully integrate the MSK and Unicircuit acquisitions, including but not limited to, the timely and effective installation of appropriate financial controls; unknown liabilities not identified during due diligence; not realizing the expected benefits of the acquisitions, including the realization of the accretive effects from the acquisitions; the Company's substantial increase in long term debt ($40 million), and the unanticipated loss of key management or technical employees. The Company also could experience an impairment of goodwill which increased as the result of the Company's two fiscal 2009 acquisitions as well as acquisitions made in previous years. Other non-acquisition related risks and uncertainties include: the Company's ability to timely ramp up to meet some of our customers' increased demands; potential delay or inability to collect accounts receivable due to the current economic recession; unanticipated delays in successfully completing customer orders within contractually required timeframes; unanticipated penalties resulting from failure to meet contractually imposed delivery schedules; unanticipated costs and damages resulting from replacement or repair of products found to include latent defects; increased pricing pressure from our customers; decreased capital expenditures by wireless service providers; the possibility that the Company may be unable to successfully execute its business strategies or achieve its operating objectives, generate revenue growth or achieve profitability expectations; successfully securing new design wins from our limited number of OEM customers, reliance on key component suppliers, unpredictable difficulties or delays in the development of new products; the potential need to relocate the Company's Suzhou, China facility due to expansion of China's mass transit system; order cancellations or extended postponements; the risks associated with any technological shifts away from the Company's technologies and core competencies; unanticipated impairments of assets including investment values; diversion of defense spending away from the Company's products and or technologies due to on-going military operations; and litigation involving antitrust, intellectual property, environmental, product warranty, product liability, and other issues. You are encouraged to review Anaren's 2009 Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and exhibits to those Reports filed with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Conference Call

Anaren will host a live teleconference, open to the public, on the Anaren Investor Info, Live Webcast Web Site (http://www.anaren.com) on Thursday, October 29, 2009 at 5:00 p.m. EDT. A replay of the conference call will be available at 8:00 p.m. (EDT) beginning October 29, 2009 through midnight November 3, 2009. To listen to the replay, interested parties may dial in the U.S. at 1-888-203-1112 and International at 1-719-457-0820. The access code is 6741813. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-877-591-4956 and International is 1-719-325-4777.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.

The Anaren, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5360

                             ANAREN, INC.
                Condensed Consolidated Income Statement
                 (in thousands except per share data)
                              (unaudited)

                                                 Three Months Ended
                                               Sept. 30,    Sept. 30,
                                                 2009         2008
                                              -----------  -----------
 Sales                                        $    40,337  $    38,124

 Cost of sales                                     25,673       26,460
                                              -----------  -----------
  Gross profit                                     14,664       11,664
                                              -----------  -----------
                                                     36.4%        30.6%
 Operating expenses:
  Marketing                                         2,363        2,093
  Research & Development                            3,608        3,085
  General & Administration                          4,480        4,560
                                              -----------  -----------
       Total operating expenses                    10,451        9,738
                                              -----------  -----------

 Operating income                                   4,213        1,926
                                              -----------  -----------
                                                     10.4%         5.1%
 Other income (expense):
  Other income, primarily interest                    127          404
  Interest expense                                   (183)        (266)
                                              -----------  -----------
    Total other income (expense)                      (56)         138
                                              -----------  -----------

 Income before income tax expense                   4,157        2,064
 Income taxes                                       1,300          722
                                              -----------  -----------
  Net income                                  $     2,857  $     1,342
                                              ===========  ===========
                                                      7.1%         3.5%

 Earnings per share
  Basic                                       $      0.20  $      0.09
                                              ===========  ===========
  Diluted                                     $      0.19  $      0.09
                                              ===========  ===========

 Weighted average common shares outstanding
  Basic                                        14,116,879   14,130,827
                                              ===========  ===========
  Diluted                                      14,794,880   14,267,831
                                              ===========  ===========

                             ANAREN, INC.
                 Condensed Consolidated Balance Sheet
                            (in thousands)
                              (unaudited)

                                                  Sept. 30,   June 30,
                                                    2009       2009
                                                  ---------  ---------
 Assets:
 Cash, cash equivalents and
  short-term investments                          $  58,792  $  61,703
 Receivables, less allowances                        26,303     24,466
 Inventories                                         34,939     35,282
 Prepaid expenses and other current assets            4,879      5,580
                                                  ---------  ---------
    Total current assets                            124,913    127,031

 Securities available-for-sale                        1,050      1,050
 Securities held to maturity                          2,067      2,079
 Property, plant, and equipment, net                 51,960     52,889
 Deferred income taxes                                   27         27
 Goodwill                                            42,635     42,635
 Other intangibles, net of
  accumulated amortization                           11,046     11,344
                                                  ---------  ---------
    Total assets                                  $ 233,698  $ 237,055
                                                  =========  =========
 Liabilities and Stockholders' Equity
 Liabilities:
 Current installments of long-term obligation     $  10,000  $   9,800
 Accounts payable                                     8,953      6,991
 Accrued expenses                                     3,419      5,208
 Customer advance payments                               75        118
 Other liabilities                                    2,509      2,702
                                                  ---------  ---------
    Total current liabilities                        24,956     24,819

 Long-term debt                                      30,000     40,000
 Other non-current liabilities                       12,200     11,291
                                                  ---------  ---------
    Total liabilities                                67,156     76,110

 Common stock and additional paid-in capital        203,072    199,877
 Retained earnings                                  107,256    104,399
 Accumulated other comprehensive loss                (2,383)    (2,397)
 Less: cost of treasury shares                     (141,403)  (140,934)
                                                  ---------  ---------
    Total stockholders' equity                      166,542    160,945
                                                  ---------  ---------

 Total liabilities and stockholders' equity       $ 233,698  $ 237,055
                                                  =========  =========

                             ANAREN, INC.
           Reconciliation of GAAP and Non-GAAP Gross Profit,
               Operating Income, and Earnings Per Share
                 (in thousands except per share data)
                              (unaudited)

                                                 Three Months Ended
                                               Sept. 30,     Sept. 30,
                                                 2009          2008
                                              -----------  -----------

 Sales                                        $    40,337  $    38,124
                                              ===========  ===========

 GAAP gross profit                            $    14,664  $    11,664
  Equity based compensation expense (1)                69          190
  Acquisition related inventory step-up (2)            --        1,057
  Acquisition related amortization
   of intangibles (3)                                  39           --
                                              -----------  -----------
    Non-GAAP gross profit                     $    14,772  $    12,911
                                              ===========  ===========
    % of sales                                       36.6%        33.9%

 GAAP operating income                        $     4,213  $     1,926
  Equity based compensation expense (1)               702        1,066
  Acquisition related inventory step-up (2)            --        1,057
  Acquisition related amortization
   of intangibles (3)                                 298          272
                                              -----------  -----------
    Non-GAAP operating income                 $     5,213  $     4,321
                                              ===========  ===========
    % of sales                                       12.9%        11.3%

 GAAP net income                              $     2,857  $     1,342
  Equity based compensation expense (1)               702        1,066
  Acquisition related inventory step-up (2)            --        1,057
  Acquisition related amortization
   of intangibles (3)                                 298          272
  Tax effect                                         (360)        (769)
                                              -----------  -----------
    Non-GAAP net income                       $     3,497  $     2,968
                                              ===========  ===========
    % of sales                                        8.7%         7.8%

 Diluted earnings per share
  GAAP earnings per share                     $      0.19  $      0.09
    Equity based compensation expense (1)            0.05         0.07
    Acquisition related inventory step-up (2)          --         0.07
    Acquisition related amortization
     of intangibles (3)                              0.02         0.02
    Tax adjustments                                 (0.02)       (0.04)
                                              -----------  -----------
  Non-GAAP earnings per share                 $      0.24  $      0.21
                                              ===========  ===========

 Weighted average common shares outstanding
  Diluted                                      14,794,880   14,267,831
                                              ===========  ===========

 1) These costs represent expense recognized in accordance with
    FASB Statement No. 123R, Share-based Payment.
 2) These costs represent purchase accounting charges for
    step-up in inventory to fair market value charged to cost of sales related to the sale of acquisition related inventory in the quarter ended September 30, 2009.
 3) These costs represent amortization of purchase accounting charges for acquisition related intangible charged to
    expense for the quarter ended September 30, 2009.
 4) The following table details the Non-GAAP, Non-Cash expenses related to equity compensation and acquisition related
    inventory step-up and intangible amortization by expense
    category.

                 Three Months Ended September 30, 2009
                            (in thousands)
                              (unaudited)

                          Equity     Acquisition  Amortization
                          Based       Inventory       of
                       Compensation   Step-up     Intangibles    Total
                       ------------  -----------  ------------  ------
 Cost of sales               $   69       $   --        $   39  $  108
 Marketing                       46           --            --      46
 Research
  and Development               183           --            --     183
 General and
  Administrative                404           --           259     663
                       ------------  -----------  ------------  ------
                             $  702       $   --        $  298  $1,000
                       ============  ===========  ============  ======

                 Three Months Ended September 30, 2008
                            (in thousands)
                              (unaudited)

                          Equity     Acquisition  Amortization
                          Based       Inventory       of
                       Compensation   Step-up     Intangibles    Total
                       ------------  -----------  ------------  ------
 Cost of sales               $  190       $1,057        $   --  $1,247
 Marketing                       71           --            --      71
 Research
  and Development               185           --            --     185
 General and
  Administrative                620           --           271     891
                       ------------  -----------  ------------  ------
                             $1,066       $1,057        $  271  $2,394
                       ============  ===========  ============  ======

                             ANAREN, INC.
            Condensed Consolidated Statements of Cash Flows
                            (in thousands)
                              (unaudited)

                                                               Three
                                                               months
                                                               ended
                                                              Sept. 30,
                                                                2009
                                                              --------
 Cash flows from operating activities:
   Net income                                                 $  2,857

 Adjustments to reconcile net income to net cash provided
  by operating activities:
   Depreciation                                                  2,104
   Amortization                                                    344
   Loss on disposal of fixed assets                                 10
   Deferred income taxes                                           305
   Equity based compensation                                       702
   Receivables                                                  (1,836)
   Inventories                                                     350
   Accounts payable                                              1,962
   Other assets and liabilities                                 (1,156)
                                                              --------
   Net cash provided by operating activities                     5,642
                                                              --------

 Cash flows from investing activities:
   Capital expenditures                                         (1,185)
   Payment for purchase of MS Kennedy and Unicircuit                --
   Net maturities of marketable debt and equity securities       5,800
                                                              --------
   Net cash provided by investing activities                     4,615
                                                              --------

 Cash flows from financing activities:
   Payments on note payable                                     (9,800)
   Payments on mortgage payable                                     --
   Stock options exercised                                       2,729
   Tax benefit from exercise of stock options                      191
   Purchase of treasury stock                                     (469)
                                                              --------
   Net cash used in financing activities                        (7,349)
                                                              --------

   Effect of exchange rates on cash                                 14

   Net increase in cash and cash equivalents                  $  2,922

 Cash and cash equivalents at beginning of period             $ 49,893
                                                              --------

 Cash and cash equivalents at end of period                   $ 52,815
                                                              --------

CONTACT:  Anaren, Inc.
          George Blanton, CFO
            315-362-0436
          Joseph E. Porcello, VP-Accounting
            315-362-0514